UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 7, 2019

DELPHI TECHNOLOGIES PLC

(Exact name of registrant as specified in its charter)

Jersey	001-38110	98-1367514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Angel Court, 10th Floor

London EC2R 7HJ, UK

United Kingdom

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-44- (0) 203-057-4300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2019, Delphi Technologies PLC (the “Company”) announced that the Board of Directors (the “Board”) appointed Richard F. Dauch, 57, as Chief Executive Officer (“CEO”) and a director of the Company, effective immediately. Mr. Dauch succeeds Hari N. Nair who served as Interim Chief Executive Officer until Mr. Dauch’s appointment. Mr. Nair will continue to serve on the Board.

Dauch appointment as director. In connection with Mr. Dauch’s appointment to the Board, the Board authorized an increase in its size, effective immediately, from nine to ten directors. As a non-independent director, Mr. Dauch is not expected to serve on any of the Board’s standing committees.

Dauch biography. Before joining the Company, Mr. Dauch had served, since February 2011, as President and Chief Executive Officer of Accuride Corporation, a leading global supplier of wheel end systems. Mr. Dauch joined Accuride from Acument Global Technologies, an industry leader in mechanical fastening systems, where he had served as President and Chief Executive Officer since June 2008. Prior to joining Acument, Mr. Dauch served as Executive Vice President for American Axle & Manufacturing, Inc. (“American Axle”), where he was responsible for worldwide manufacturing for the global automotive supplier of driveline, drivetrain and chassis systems. Mr. Dauch began his career with United Technologies and previously served as an officer in the U.S. Army.

Mr. Dauch is a member of the board of directors of Spartan Motors Inc., Koch Enterprises, Inc. and the Heavy Duty Manufacturers Association.

Mr. Dauch has no reportable relationships with the Company or its affiliates.

Dauch compensation. In connection with Mr. Dauch’s appointment as Chief Executive Officer, the Delphi Board approved the Company’s entry into an agreement with Mr. Dauch the term of which commences with his employment commencement date and ends on the date specified by one party to the other by means of a written notice. The agreement also sets forth the terms of Mr. Dauch’s compensation, which includes: (1) a base salary of $1,100,000 per year; (2) a target annual bonus opportunity for 2019 equal to 125% of base salary; (3) an equity award for the performance period 2019-2021 valued at $5,500,000 in the form of time-based restricted stock units and performance-based restricted stock units; and (4) a one-time inducement award of a non-qualified stock option to purchase ordinary shares of the Company, which option will have an approximate value of $5,000,000 (determined on a Black-Scholes basis) at an exercise price equal to the fair market value of an ordinary share (determined as the average of the high and low trading prices for an ordinary share on the grant date). The option becomes exercisable in equal parts annually over a 5 year period commencing on the first anniversary of the grant, subject to continued employment through the applicable vesting date (and accelerated vesting upon termination of employment in limited circumstances). The option will be exercisable (subject to vesting) for a period of 10 years after the grant date, subject to earlier expiration in the event of termination of employment.

The agreement also provides for Mr. Dauch’s participation in the benefit package offered to U.S.-based executives of the Company, including the Company’s Executive Change in Control Severance Plan (the “CIC Severance Plan” ), the Company’s tax equalization program for employees seconded from the United States to the United Kingdom, where the Company’s principal corporate office is currently located, tax preparation assistance, use of an apartment or other appropriate accommodations while Mr. Dauch is in London on Company business (for a period of up to twelve months after his employment commencement date), expense reimbursements, and a one-time perquisite allowance of $40,000. Mr. Dauch has waived his right to receive benefits under the CIC Severance Plan in the event that a change in control occurs as a result of a transaction between the Company and American Axle (or any of its affiliates). Mr. Dauch is not entitled to severance benefits under the Company’s Executive Severance Plan; however, if his employment is terminated as a result of termination by the Company without cause or by him for good reason, he will be entitled to the following: (1) a cash severance payment in an amount equal to (A) the sum of (I) his base salary plus (II) his target annual bonus for the year in which his termination occurs, (B) divided by 12 and (C) multiplied by 18, and (2) a prorated portion of his then outstanding long-term incentive awards based on the portion of the vesting or performance period, as applicable, elapsed prior to this termination date. The foregoing severance benefits are subject to the signing of a general release.

In connection with his employment, Mr. Dauch also entered into a Confidentiality and Noninterference Agreement that includes confidentiality provisions (that apply during employment and indefinitely thereafter), non-solicitation and non-interference provisions (that apply during employment and for twenty four months after termination) and non-competition provisions (that apply during employment and for twelve months after termination).

For more information about the Company’s annual award programs and the CIC Severance Plan, see the Company’s proxy statement for the 2018 Annual General Meeting of Shareholders filed with the Securities and Exchange Commission on March 16, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELPHI TECHNOLOGIES PLC

Date: January 7, 2019	By:	/s/ James Harrington
	Name:	James Harrington
	Title:	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer